SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. _____)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-12

                              Dominion Homes, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


        ----------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
      (2)   Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
      (4)   Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
      (5)   Total fee paid:

            --------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid: ____________________________________________

      (2)   Form, Schedule or Registration Statement No.: ______________________

      (3)   Filing Party: ______________________________________________________

      (4)   Date Filed: ________________________________________________________

                              DOMINION HOMES, INC.
                         5000 Tuttle Crossing Boulevard
                                  P.O. Box 5000
                             Dublin, Ohio 43016-5555

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

      You are cordially invited to attend our 2005 annual meeting of shareholders, which will be held at our headquarters, 5000 Tuttle Crossing Boulevard, Dublin, Ohio, on Wednesday, May 11, 2005, at 9:00 a.m., local time. The annual meeting is being held for the following purposes:

      (1) To elect four Class I Directors, each to serve for a two-year term expiring at the 2007 annual meeting of shareholders, or until their respective successors have been elected or appointed.

      (2) To transact any other business which may properly come before the annual meeting or any adjournment thereof.

      These items are more fully described in the following pages, which are made part of this notice. Only shareholders of record at the close of business on March 21, 2005, will be entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

      Whether or not you plan to attend the annual meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed from within the United States, has been provided for your use. If you attend the annual meeting and inform the inspector of elections of the Company that you wish to vote your shares in person, your proxy will not be used. If you wish to attend the annual meeting and your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the annual meeting. In order to vote your shares at the annual meeting, you must obtain from the record holder a proxy issued in your name.

      Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                        By Order of the Board of Directors,

Dublin, Ohio                            Robert A. Meyer, Jr.
April 13, 2005                          Secretary

                              DOMINION HOMES, INC.
                         5000 Tuttle Crossing Boulevard
                                  P.O. Box 5000
                             Dublin, Ohio 43016-5555

                             -----------------------
                                 PROXY STATEMENT
                             -----------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 11, 2005
                             -----------------------
                               GENERAL INFORMATION

Purpose, Place, Date and Time of the Annual Meeting

      This proxy statement and the accompanying proxy and Notice of Annual Meeting of Shareholders is furnished to you in connection with the solicitation on behalf of our Board of Directors of proxies to be at the Company's 2005 annual meeting of shareholders or any postponement or adjournment of that meeting. The annual meeting will be held at our corporate offices at 5000 Tuttle Crossing Boulevard, Dublin, Ohio on Wednesday, May 11, 2005 at 9:00 a.m., local time for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement, the accompanying proxy, Notice of Annual Meeting and a copy of our 2004 Annual Report to Shareholders, are first being mailed to shareholders on or about April 13, 2005.

Record Date and Share Ownership

      Holders of record of our common shares at the close of business on March 21, 2005, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment of the meeting. At that time, we had 8,237,515 common shares outstanding and entitled to vote. Each common share outstanding on the record date entitles the holder to one vote on each matter submitted at the annual meeting.

Submitting and Revoking Your Proxy

      All common shares represented by each properly executed proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. Except as described below with respect to broker non-votes, if no directions have been specified on a proxy, the common shares represented by the proxy will be voted in accordance with the Board's recommendation, which is "FOR" election as directors of the four nominees named in the accompanying form of proxy.

      Without affecting any vote previously taken, a shareholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by either: (1) giving notice of such revocation to the Company in writing or other verifiable communication delivered to Christine A. Murry, Assistant Secretary of the Company, at our corporate offices at 5000 Tuttle Crossing

Boulevard, P.O. Box 5000, Dublin, Ohio 43016-5555, (2) executing a subsequent proxy, or (3) attending the 2005 annual meeting and giving notice of such revocation in person to the inspector of elections at the annual meeting. Attendance at the 2005 annual meeting will not, in and of itself, constitute revocation of a proxy.

Quorum and Required Vote

      The presence, in person or by proxy, of a majority of voting shares of the Company outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Common shares represented by proxies that have been signed or which constitute a verifiable communication and are delivered to us will be counted toward the quorum in all matters, even though they are marked as "Abstain," "Against" or "Withhold Authority" on any or all matters, or they are not marked at all. Broker non-votes, as described in the following paragraph, also will be counted toward the establishment of a quorum.

      Broker/dealers who hold their customers' common shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters which, under such rules, typically include the election of directors. Broker/dealers may not vote such common shares on other matters without specific instructions from the customers who own such common shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes.

      The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of our common shares at a meeting at which a quorum is present. Broker non-votes and proxies marked "Withhold Authority" will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect. All other proposals submitted to our shareholders for approval at the annual meeting require the affirmative vote of holders of a majority of our common shares issued and outstanding as of the record date at a meeting at which a quorum is present. For purposes of determining the number of our common shares voting on such matters, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Cost of Solicitation

      We will bear all costs of the solicitation of proxies. Solicitation of proxies will be made by mail. Proxies may be further solicited for no additional compensation by our officers, directors, or employees by telephone, written communication or in person. Upon request, we will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of our common shares. No solicitation will be made by specially engaged employees or other paid solicitors.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

Ownership of Our Common Shares by Principal Shareholders

      The following table sets forth information as of March 21, 2005 (except as noted below), relating to the beneficial ownership of our common shares by each person known by us to own beneficially more than 5% of our outstanding common shares.

                                             Number of Common Shares Beneficially Owned (1)
                                ----------------------------------------------------------------------
                                Sole Voting       Shared
                                    and          Voting and       Shared                     Percent
 Name and Address of             Investment      Investment     Investment                     of
   Beneficial Owner                Power           Power        Power Only       Total       Class (2)
----------------------          ------------    ------------   ------------   -----------   ----------
Douglas G. Borror(3)               70,000(4)    3,908,424(5)      11,443(6)    3,989,867       48.4%

Donald A. Borror(3)                    --       3,908,424(5)      37,547(6)    3,945,971       47.9%

David S. Borror(3)                 21,794(7)    3,908,424(5)          --       3,930,218       47.7%

Terry E. George(3)                 14,792       3,908,424(5)          --       3,923,216       47.6%

BRC Properties Inc.(3)          3,908,424(5)           --             --       3,908,424       47.5%

BRC Properties Inc.,                   --       3,908,424(5)          --       3,908,424       47.5%
  Donald A. Borror,
  Douglas G. Borror,
  David S. Borror and
  Terry E. George, as a group

FMR Corp.(8)                      785,994              --             --         785,994        9.5%
82 Devonshire Street
Boston, MA 02109

Columbia Wanger Asset                  --         490,000             --         490,000        6.0%
  Management L.P.(9)
227 West Monroe Street
Suite 3000
Chicago, IL 60606

----------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) Percent of Class is calculated by dividing the number of common shares beneficially owned by a person by the sum of 8,237,515 common shares outstanding as of March 21, 2005, and the number of common shares as to which the person has the right to acquire beneficial ownership within sixty (60) days of March 21, 2005.

(3)   The address of Donald A. Borror, Douglas G. Borror, David S. Borror, Terry
      E. George, and BRC Properties Inc. ("BRC") is 5000 Tuttle Crossing Boulevard, Dublin, Ohio 43016-5555.

(4) Includes 30,000 restricted common shares awarded to Mr. Douglas Borror on October 22, 2002, which shares will vest, if at all, upon (a) the expiration of five years from the date of the award, (b) the Company's achievement of shareholder' equity of not less than $175,000,000 and (c) Mr. Douglas Borror continuing to be employed with the Company as of such date. Also includes 40,000 restricted common shares awarded to Mr. Douglas Borror on October 22, 2003, which shares will vest, if at all, upon (a) the expiration of three years from the date of the award, and (b) the Company's achievement of a book value per share of $30.00 (without adjustment for the impact of dividends and dilution).

(5) Share total is based on information provided to the Company by BRC. By virtue of their ownership and/or control of BRC, each of Donald A. Borror, Douglas G. Borror, David S. Borror, and Terry E. George may be deemed to beneficially own the common shares of the Company held by BRC. See "Certain Relationships and Related Transactions - Description and Ownership of BRC" for additional information.

(6) Consists of common shares held by The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which common shares are voted by the Trustee.

(7) Includes 20,000 restricted common shares awarded to Mr. David Borror on October 22, 2003, which shares will vest, if at all, upon (a) the expiration of three years from the date of the award, and (b) the Company's achievement of a book value per share of $30.00 (without adjustment for the impact of dividends and dilution).

(8) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. According to the Schedule 13G, Fidelity Management & Research Company ("Fidelity") is a wholly-owned subsidiary of FMR Corp. ("FMR") and an investment adviser under the Investment Advisers Act of 1940. Fidelity is an investment adviser to Fidelity Low Priced Stock Fund (the "Fund"), which is the reported owner of the 785,994 common shares listed above. Edward C. Johnson 3d (Chairman of FMR), FMR (through its control of Fidelity) and the Fund each has the power to dispose of the 785,994 common shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares, which power resides with the Fund. Fidelity carries out the voting of the common shares under written guidelines established by the Fund's board of trustees. Members of the Edward C. Johnson 3d family (including Edward C. Johnson 3d and Abigail Johnson) may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR.

(9) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005. According to the Schedule 13G, Columbia Wanger Asset Management L.P. ("WAM"), an investment adviser under the Investment Advisers Act of 1940, WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP"), and Columbia Acorn Trust ("Acorn"), an investment company under the Investment Company Act of 1940, collectively share the power to direct the voting of and dispose of the 490,000 common shares listed above. The shares have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported in the Schedule 13G to the extent of more than 5% of the class.

Ownership of Our Common Shares by Directors and Executive Officers

      The following table sets forth information regarding beneficial ownership of our common shares by each of our directors, each of our executive officers named in the Summary Compensation Table, and our directors and executive officers as a group as of March 21, 2005:

                                     Number of Common Shares Beneficially Owned(1)
                               -------------------------------------------------------
                               Sole Voting       Shared
                                   and         Voting and        Shared                      Percent
      Name of                   Investment     Investment      Investment                      of
  Beneficial Owner                Power          Power         Power Only      Total         Class(2)
-----------------------------------------------------------------------------------------------------
David Blom                       2,500(3)            --             --           2,500           *

David S. Borror                 21,794(4)     3,908,424(5)          --       3,930,218        47.7%

Donald A. Borror                    --        3,908,424(5)      37,547(6)    3,945,971        47.9%

Douglas G. Borror               70,000(7)     3,908,424(5)      11,443(6)    3,989,867        48.4%

Jon M. Donnell(8)                   --               --             --              --          --

R. Andrew Johnson                2,500(9)            --             --           2,500           *

Gerald E. Mayo                  11,000(10)           --             --          11,000           *

Carl A. Nelson, Jr               3,500(11)           --             --           2,500           *

Zuheir Sofia                     5,000(12)           --             --           5,000           *

Terrence R. Thomas              16,000(13)           --             --          16,000           *

C. Ronald Tilley                 6,905(14)           --             --           6,905           *

All directors (including       139,199        3,908,424(4)      48,990       4,096,613        49.6%
  director nominees) and
  executive officers as a
  group (11 persons)(15)

----------
*     Less than one percent (1%).

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) Percent of Class is calculated by dividing the number of shares beneficially owned by the sum of 8,237,515 shares outstanding as of March 21, 2005, and the number of common shares as to which the person has the right to acquire beneficial ownership within sixty (60) days of March 21, 2005.

(3) Includes an option to purchase 2,500 common shares which is exercisable by Mr. Blom within sixty (60) days of March 21, 2005.

(4) Includes 20,000 restricted common shares awarded to Mr. David Borror on October 22, 2003, which shares will vest, if at all, upon (a) the expiration of three years from the date of the award, and (b) the Company's achievement of a book value per share of $30.00 (without adjustment for the impact of dividends and dilution).

(5) Share total is based on information provided to the Company by BRC. By virtue of their ownership and/or control of BRC, each of Donald A. Borror, Douglas G. Borror and David S. Borror may be deemed to beneficially own the common shares of the Company held by BRC. See "Certain Relationships and Related Transactions - Description and Ownership of BRC" for additional information.

(6) Consists of common shares held by The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which common shares are voted by the Trustee.

(7) Includes 30,000 restricted common shares awarded to Mr. Douglas Borror on October 22, 2002, which shares will vest, if at all, upon (a) the expiration of five years from the date of the award, (b) the Company's achievement of shareholders' equity of not less than $175,000,000, and (c) Mr. Douglas Borror continuing to be employed with the Company as of such date. Also includes 40,000 restricted common shares awarded to Mr. Douglas Borror on October 22, 2003, which shares will vest, if at all, upon (a) the expiration of three years from the date of the award, and (b) the Company's achievement of a book value per share of $30.00 (without adjustment for the impact of dividends and dilution).

(8) Mr. Donnell's employment with us ended effective October 31, 2004. Effective as of the same date, Mr. Donnell resigned from our Board of Directors. Information regarding his beneficial ownership of the Company's common shares as of March 21, 2005, is not available to the Company.

(9) Includes an option to purchase 2,500 common shares which is exercisable by Mr. Johnson within sixty (60) days of March 21, 2005.

(10) Includes options to purchase 7,500 common shares which are exercisable by Mr. Mayo within sixty (60) days of March 21, 2005.

(11) Includes an option to purchase 2,500 common shares which is exercisable by Mr. Nelson within sixty (60) days of March 21, 2005.

(12) Includes an option to purchase 2,500 common shares which is exercisable by Mr. Sofia within sixty (60) days of March 21, 2005.

(13) Includes 15,000 restricted common shares awarded to Mr. Thomas on June 25, 2004, in connection with his commencement of employment with the Company. The restrictions on these shares will lapse as to one-fifth of the total number of shares covered by the award on each of the first, second, third, fourth and fifth anniversaries of the award date.

(14) Includes an option to purchase 2,500 common shares which is exercisable by Mr. Tilley within sixty (60) days of March 21, 2005.

(15) In computing the aggregate number of common shares held by the group, the same common shares were not counted more than once.

                INFORMATION CONCERNING OUR BOARD OF DIRECTORS AND
                          CORPORATE GOVERNANCE MATTERS

Board of Directors Meetings

      Regular meetings of our Board of Directors are generally held four times per year, and special meetings are scheduled when required. At each regular meeting of our Board of Directors, members who are "independent directors" meet in executive session without the presence of management. Our Board of Directors held five meetings in 2004. Each director is expected to attend each meeting of the Board and the committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. During 2004, each of our directors attended 75% or more of the total number of (i) meetings of the Board, and (ii) meetings of committees of the Board on which the director served.

Standing Committees of the Board

      Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee.

      The Audit Committee oversees management's conduct of our financial reporting process, including the financial reports and information that we provide to our shareholders or to the Securities and Exchange Commission, our system of internal control over financial reporting, and the annual independent audit of our financial statements. The Audit Committee also acts on behalf of the Board of Directors with respect to the appointment of our independent registered public accounting firm, and all audit and other activities performed for us by our independent registered public accounting firm. Finally, the Audit Committee is responsible for reviewing all proposed related party transactions between us and our affiliates. The Audit Committee's Charter is available on our Internet website at www.dominionhomes.com under the heading "Investor Relations"
- "Corporate Governance." The Audit Committee is comprised solely of directors who are "independent" directors pursuant to the listing requirements of The Nasdaq Stock Market and applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Currently, Messrs. Nelson (Chairman), Mayo and Sofia serve as members of our Audit Committee. The Audit Committee held a total of six meetings during 2004. For additional information on the Audit Committee, see "REPORT OF THE AUDIT COMMITTEE" beginning at page 34 of this proxy statement.

      The Compensation Committee determines the compensation of our Chief Executive Officer, executive officers and other key senior management members, and administers our incentive stock plans. The Compensation Committee's Charter can be found on our Internet website at www.dominionhomes.com under the heading "Investor Relations" - "Corporate Governance." The Compensation Committee is comprised solely of directors who are "independent" directors pursuant to the listing requirements of The Nasdaq Stock Market. Currently, Messrs. Sofia (Chairman) and Tilley serve as members of our Compensation Committee. Our Compensation Committee held a total of ten meetings during 2004. For additional information on the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" beginning at page 28.

      The Nominating and Corporate Governance Committee ("Governance Committee"), identifies individuals qualified to become members of our Board of Directors and recommends to our Board the slate of directors to be nominated by the Board at the annual shareholders' meeting and any director to fill a vacancy on the Board. The Governance Committee also reviews and makes recommendations to the Board regarding Board committee structure and membership, assists the Board in evaluating the Board's overall effectiveness, and oversees the development and implementation of our corporate governance policies. The Governance Committee will consider recommendations for nominees for directorships submitted by our shareholders. See "Director Nomination Process" beginning at page 10. The Governance Committee's Charter can be found on our Internet website at www.dominionhomes.com under the heading "Investor Relations" - "Corporate Governance." The Governance Committee is comprised solely of directors who are "independent" directors pursuant to the listing requirements of The Nasdaq Stock Market. Currently, Messrs. Tilley (Chairman), Blom and Mayo serve as members of our Governance Committee. Our Governance Committee held five meetings during 2004.

Lead Director

      Our Board of Directors has a Lead Director whose purpose is to serve as a channel of communication between the Company's independent directors and the Chief Executive Officer/Chairman of the Board. Pursuant to our Corporate Governance Guidelines, the Chairman of the Governance Committee also will serve as the Lead Director and, as a result, the Lead Director will be an independent director. Currently, C. Ronald Tilley serves as our Lead Director. The Lead Director position will rotate every two years in conjunction with the rotation of the Governance Committee chair position.

      The Lead Director's responsibilities include: (1) providing input to the Chief Executive Officer/Chairman in establishing the agenda for Board meetings;
(2) chairing executive sessions of the independent directors; and (3) working with the Chief Executive Officer/Chairman to ensure that the Board has adequate information and resources to support its decision-making requirements. The Lead Director also meets regularly with the Chief Executive Officer/Chairman outside of Board meetings to discuss agenda items, personnel issues, and such other Board and Company matters as they deem appropriate.

Communications with the Board

      Shareholders, employees of the Company, and other interested parties may contact any director or committee of the Board of Directors by writing to them at: c/o Corporate Counsel, Dominion Homes, Inc., 5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio 43016-5555. Questions or concerns relating to our financial statements, accounting practices or internal control over financial reporting should be addressed to the Chairman of the Audit Committee.

Questions or concerns relating to our governance practices, business ethics or corporate conduct should be addressed to the Chairman of the Governance Committee. Questions or concerns regarding our compensation practices should be addressed to the Chairman of the Compensation Committee. Any person who submits a question, concern or complaint in this manner and includes his, her or its name and mailing address in the submission will receive a written acknowledgement within 14 days of the Company's receipt of the submission. Communications also may be submitted on an anonymous basis. The process for the Corporate Counsel's forwarding of these communications to the appropriate Board members has been approved by our independent directors.

      Questions, complaints and concerns also may be submitted to our directors by telephone through our Business Ethics Help Line at 1-800-418-6423, ext. 366, or by electronic mail at Confide2SV@securityvoice.com.

Qualifications of Directors

      When identifying and evaluating director nominees, the Governance Committee will consider the following:

      o     The candidate's demonstrated character and integrity.

      o The candidate's relevant expertise and experience, including leadership qualities and experience, high-level managerial experience in a relatively complex organization or experience dealing with complex problems.

      o The candidate's ability to provide advice and practical guidance based on his or her experience and expertise.

      o Whether the candidate meets the criteria for independence as established by the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market. The Board of Directors must be comprised of at least a majority of independent directors.

      o Whether the candidate would be considered a "financial expert" or financially literate according to the criteria established by the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market.

      o The candidate's ability to exercise sound and independent business judgment and commitment to shareholder value.

      o The candidate's ability to devote sufficient time to Board activities and towards the fulfillment of his or her responsibilities to the Company. A candidate's service on other boards of public companies must not interfere with his or her ability to effectively serve on the Board.

      o Whether the candidate assists in achieving a mix of Board members that represents a diversity of background and professional experience, including with respect to ethnic background, age and gender.

      For incumbent directors, the Governance Committee will also consider the candidate's overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any transactions by the candidate with the Company during his or her term.

Director Nomination Process

      In accordance with Section 2.03 of our Amended and Restated Code of Regulations (the "Regulations"), a nominee for election as a director may be proposed only by our directors or by a shareholder entitled to vote for the election of directors if such shareholder shall have proposed such nominee in a written notice. Each written notice of a proposed nominee must set forth (1) the name, age, business or residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee for the past five years; and (3) the number of shares of each series and class of the Company owned beneficially and/or of record by each such nominee and the length of time any such shares have been owned. The written notice of a proposed nominee must be delivered or mailed by first class United States mail, postage prepaid, to our Secretary at our principal office and, in the case of a nominee proposed for election as a director at an annual meeting of shareholders, received by the Secretary on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of our shareholders held for the election of directors, provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first
(31st) day next following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting.

      The Governance Committee is charged with assisting the Board of Directors in identifying and evaluating prospective candidates, and recommending to the Board of Directors its candidate(s) for Board membership. The Governance Committee will consider new director candidates suggested by shareholders of the Company, members of the Board of Directors, management, a professional search firm (if the Governance Committee has engaged one), or other interested parties. Prior to recommending a candidate to the Board for nomination as a director, at least one member of the Governance Committee and the Chief Executive Officer/Chairman will interview the director candidate.

      Prior to the filing of our proxy statement for the annual meeting of shareholders, the Governance Committee will meet to consider new and incumbent director candidates to recommend to the Board of Directors for nomination and election at the annual meeting. During this meeting, the Governance Committee will consider each director candidate by reviewing relevant information provided by the candidate (including information contained in the candidate's mandatory questionnaire), by applying the criteria listed above, and, with respect to incumbent director candidates, by assessing such candidate's performance during the previous year. The Governance Committee will consider and evaluate director candidates nominated by shareholders in the same manner after ensuring that any such nomination has been executed in compliance with the Regulations and the applicable rules and regulations of the Securities and Exchange Commission governing shareholder nominations. Upon conclusion of its evaluation, the Governance Committee will approve and recommend to the Board of Directors its final candidate(s) for Board membership. The nomination of such candidates for election at the annual shareholder meeting is subject to the approval of the Board of Directors.

      All nominees for election as Class I directors at the 2005 annual meeting are current members of the Board of Directors and have been nominated by the Board of Directors and elected by the shareholders in prior years.

      To date, the Company has not employed a search firm on behalf of the Governance Committee to identify and assist in evaluating suitable director candidates, although the Governance Committee is authorized to retain a search firm for this purpose if it deems necessary.

Attendance of Directors at Annual Meetings

      All members of our Board of Directors are strongly encouraged, but not required, to attend our annual shareholder meetings. At our 2004 annual meeting, all of the directors then in office were in attendance, as well as director nominees David P. Blom and R. Andrew Johnson.

Compensation of Directors

      Directors who are not our employees receive a fee of $10,000 per quarter for Board service. Non-employee directors who serve on the Audit Committee (other than the Audit Committee Chairman) receive an additional fee of $1,250 per quarter, and the Audit Committee Chairman receives an additional fee of $2,500 per quarter. The Chairman of the Compensation Committee receives an additional fee of $1,250 per quarter. The Chairman of the Governance Committee receives an additional fee of $6,250 per quarter, of which $1,250 relates to his service on the Governance Committee and $5,000 relates to his service as Lead Director.

      Directors may defer the receipt of their director and committee fees through participation in our Executive Deferred Compensation Plan and receive a matching contribution from us of 25% with respect to such deferred fees, which matching contribution may not exceed $2,500 in any year. No directors participated in the Executive Deferred Compensation Plan in 2004. Directors who are not our employees are also entitled to participate in the Company's Financial Planning Reimbursement Plan, which provides reimbursement for expenses incurred in personal financial planning of up to $7,500 in any calendar year for our independent directors. Additionally, under the 2003 Stock Option and Incentive Equity Plan, each non-employee director receives, on the first business day after each annual meeting of shareholders, provided that the director continues to serve on the Board of Directors on such date, a grant of a non-qualified stock option to purchase 2,500 common shares of our Company at an exercise price equal to the fair market value of the common shares on the date of grant. A director option is exercisable from the date of grant until the earlier of (i) the tenth anniversary of the date of grant or (ii) generally three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director.

      We do not pay any separate remuneration to our employees who serve as directors. Messrs. Blom, Johnson, Mayo, Nelson, Sofia and Tilley were our non-employee directors in 2004.

Agreement with Respect to the Election of Directors

      BRC, the holder of approximately 47.5% of our outstanding common shares, has agreed in a Close Corporation Agreement with its shareholders to use its best efforts to elect David S. Borror as a director of the Company for so long as certain contingencies are satisfied and for so long as BRC has the ability to elect at least two (2) directors of the Company. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Description and Ownership of BRC" beginning at page 40.

Family Relationships

      Donald A. Borror, Chairman Emeritus, is the father of Douglas G. Borror, Chairman, Chief Executive Officer and President and David S. Borror, Corporate Executive Vice President and director. There are no other family relationships among our executive officers and/or directors.

Code of Business Conduct and Ethics

      Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, on March 10, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics, which applies to all of our officers (including our Chief Executive Officer, Chairman and President, and senior financial officers), employees and directors. The Code of Business Conduct and Ethics was filed as Exhibit 14 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. If the Company makes any substantive amendment of, or grants any waiver for an executive officer or director to, the Code of Business Conduct and Ethics, the Company will disclose the nature of such amendment or waiver in a current report on Form 8-K.

Corporate Governance Guidelines

      On July 21, 2004, at the recommendation of the Governance Committee, our Board of Directors adopted Corporate Governance Guidelines to assist the Board in fulfilling its responsibility to the Company's shareholders to oversee the work of management and the Company's business results. The Corporate Governance Guidelines may be found on our Internet website at www.dominionhomes.com under the heading "Investor Relations" - "Corporate Governance." The Governance Committee is responsible for reviewing these Guidelines at least annually, and recommending any changes to the Board of Directors.

                    INFORMATION ABOUT OUR EXECUTIVE OFFICERS
                            AND COMPENSATION MATTERS

Executive Officers

      In addition to Douglas G. Borror and David S. Borror , whose biographies are set forth in this proxy statement under "ELECTION OF DIRECTORS" beginning at page 44, the following individual is an executive officer of the Company:

      Terrence R. Thomas, age 44, has served as Senior Vice President of Finance and Chief Financial Officer of the Company since June 2004. Prior to joining the Company, Mr. Thomas was employed in various capacities with Pulte Home Corporation since 1990, including most recently as Area Vice President of Finance/Asset Management for the Southeast Region from May 2000 to June 2004 and as Regional Vice President of Finance for the Southwest Region from May 1997 to May 2000. Prior to his employment with Pulte Home, Mr. Thomas served as Senior Audit Manager with KPMG Peat Marwick from January 1983 to September 1990.

Significant Employees

      Karl E. Billisits, age 39, has served as our President - Communities Division since December 2004. He served as our Executive Vice President - Construction Operations from December 2000 through November 2004, as Senior Vice President of Land Acquisition and Development from April 1999 through November 2000, as Vice President of Engineering and Development from January 1999 through April 1999, as Vice President of Engineering from May 1998 through January 1999, as Director of Engineering from April 1997 through May 1998, and as Engineer from April 1994 through April 1997. Prior to joining us in 1994, Mr. Billisits was employed as a consulting engineer with Bauer, Davidson & Merchant, a Columbus, Ohio-based consulting engineering firm.

      Nancy J. Doran, age 51, has served as our Senior Vice President - Dominion Homes Financial Services since March 2005. Prior to joining the Company, Ms. Doran was employed with Pulte Mortgage Corporation, serving as Manager of Centralized Originations from January 2001 through February 2005, and as Senior Vice President from August 1996 through February 2005.

      Stephan M. George, age 48, has served as our Executive Vice President and as President of our Kentucky subsidiary since December 2000. He served as our Executive Vice President of Operations from May 1999 through December 2000. Prior to joining us in 1999, Mr. George served as Chief Operating Officer of Silverman Building Company, a Farmington, Michigan-based homebuilding company, from March 1998 through April 1999, and Vice President of Operations of Cambridge Homes, Inc., a Libertyville, Illinois-based homebuilding company, from December 1987 to March 1998.

      Terry E. George, age 61, has served as our Senior Vice President since November 1993 and as our Treasurer since January 1996. He served on our Board of Directors from 1985 through May 1997, as our Controller from August 1995 to January 1996, and as our Operations Manager from October 1991 through August 1995. Mr. George has also served as Vice President and Treasurer of BRC since December 1996, and previously served as a Vice President of BRC from October 1987 to November 1993. Since December 2000, he has additionally served as Secretary of BRC.

      Jack L. Mautino, age 41, has served as our President - Single Family Division since December 2004. He served as our Executive Vice President of Sales from December 2000 through November 2004, as Senior Vice President and General Manager of our Louisville, Kentucky subsidiary from September 1998 through November 2000, as our Senior Vice President of Sales from May 1998 through August 1998, as our Vice President of Sales from October 1995 through August 1998, as a Sales Manager from December 1991 to September 1995, and as a Sales Representative from July 1990 to December 1991. Prior to joining us in 1990, Mr. Mautino was employed by Ryland Homes.

      Robert A. Meyer, Jr., age 51, has served as our Senior Vice President since January 1996 and as our General Counsel and Secretary since December 1993. He served as our Vice President from December 1993 through December 1995. Prior to joining us in 1993, Mr. Meyer was engaged in the private practice of law in the Columbus, Ohio office of Porter, Wright, Morris & Arthur, LLP from November 1978 to December 1993.

      Lori M. Steiner, age 45, has served as our Senior Vice President and Chief Marketing Officer since December 2004. She served as Senior Vice President - Brand Management from October 2003 through November 2004, as Senior Vice President of Strategy and Communications from January 1999 through September 2003, as Senior Vice President of Marketing from May 1998 through December 1998, as Vice President of Marketing from January 1995 through May 1998 and as Marketing Director from September 1990 through January 1995. Ms. Steiner served as an account manager for Brooks Young Communications, a Columbus, Ohio-based regional advertising company, from March 1989 to September 1990.

Compensation of Executive Officers

      The following table sets forth, for the three years ended December 31, 2004, cash and non-cash compensation we paid to our Chief Executive Officer, Chairman and President, to each of our other two most highly compensated executive officers who served as such during 2004, and to Jon M. Donnell, our former President and Chief Operating Officer (collectively, the "Named Executive Officers"), for services rendered in all capacities by such persons:

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term Compensation
                                                                                  ------------------------------
                                               Annual Compensation                            Awards
                                    ----------------------------------------------------------------------------
                                                                                                      Securities
                                                                  Other Annual    Restricted Stock    Underlying      All Other
Name and                             Salary       Bonus (1)      Compensation(2)       Awards          Options      Compensation
Principal Position          Year       ($)           ($)              ($)               ($)              (#)             ($)
------------------------------------------------------------------------------------------------------------------------------------
Douglas G. Borror           2004    $ 650,000   $ 1,200,000(3)    $ 205,735(4)             --                --    $  161,270(5)
  CEO, Chairman             2003    $ 525,000   $ 2,250,000(3)    $ 181,938(4)    $ 1,281,200(6)(7)          --    $  161,760(8)
  and President             2002    $ 525,000   $ 1,450,000(3)    $ 165,966(4)    $   453,000(9)(7)          --    $  161,925(10)

Jon M. Donnell (11)         2004    $ 486,538            --       $ 150,765(12)            --                --    $1,281,197(5)(13)
  Former President and      2003    $ 420,000   $ 1,750,000(14)   $ 142,548(12)   $ 1,121,050(6)             --    $   96,760(8)
  COO                       2002    $ 420,000   $ 1,105,000(14)   $ 128,012(12)   $   377,500(9)             --    $   96,760(10)

David S. Borror             2004    $ 250,000   $   350,000       $ 105,975(15)            --                --    $   42,271(5)
  Corporate Executive       2003    $ 250,000   $   550,000       $  86,321(15)   $   640,600(6)(7)          --    $   42,760(8)
  VP                        2002    $ 250,000   $   417,000       $ 102,127(15)            --                --    $   42,760(10)

Terrence R. Thomas (16)     2004    $ 124,038   $   500,000(17)   $   2,442       $    63,150(7)(18)     20,000    $   57,643(5)(19)
  SVP of Finance and        2003           --            --              --                --                --            --
  CFO                       2002           --            --              --                --                --            --

----------
(1) Includes amounts deferred by the Named Executive Officer pursuant to the Amended and Restated Dominion Homes, Inc. Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan").

(2) Includes the aggregate incremental cost to the Company of personal use of the Company's aircraft, calculated based on the variable operating costs to the Company, including the hourly rate, fuel costs, mileage, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortization of the purchase price of the Company's interest in the aircraft, and the cost of maintenance not related to trips, are excluded. Also includes the cost of additional miscellaneous benefits provided to the Named Executive Officers, including financial planning reimbursement, medical reimbursement, lease of a Company car, club dues and fees, and long-term disability premiums, none of which exceeds 25% of the value of all perquisites included herein.

(3) For 2004, includes Mr. Douglas Borror's 2004 bonus of $1,200,000, all but $10,207 of which was paid in 2005. For 2003, includes Mr. Douglas Borror's 2003 bonus of $2,250,000, all of which was paid in 2004. For 2002, includes Mr. Douglas Borror's 2002 bonus of $1,450,000, all of which was paid in 2003.

(4)   Includes $157,615 for 2004, $136,255 for 2003, and $100,466 for 2002,
      attributable to personal use of the Company 's aircraft. Also includes for 2002, $32,434 attributable to payment of personal expenses of Mr. Douglas Borror on business related trips (these amounts were $0 for 2003 and 2004). Does not include reimbursement of dues and expenses related to membership in professional and civic organizations of $258,246 in 2004, $41,076 in 2003, and $129,257 in 2002.

(5) Includes for 2004, the value of premiums paid by the Company to fund a contractually obligated death benefit and contributions pursuant to the Company's Supplemental Executive Retirement Plan (Mr. Douglas Borror:
      $150,000, Mr. Donnell: $85,000, Mr. David Borror: $31,000, and Mr. Thomas:
      $0). Also includes for 2004, amounts we paid for coverage under our Group Life Insurance Program (Mr. Douglas Borror: $1,080, Mr. Donnell: $810, Mr. David Borror: $1,080, and Mr. Thomas: $450), our matching contributions under our Retirement Plan and Trust (the "401(k) Plan")(Mr. Douglas
      Borror: $7,690, Mr. Donnell: $8,462, Mr. David

      Borror: $7,691, and Mr. Thomas: $0), and our matching contributions under the Executive Deferred Compensation Plan of $2,500 for each of Messrs. Douglas Borror, David Borror and Thomas.

(6) On October 22, 2003, Mr. Douglas. Borror was granted 40,000 restricted common shares, Mr. Donnell was granted 35,000 restricted common shares, and Mr. David Borror was granted 20,000 restricted common shares. The restricted common shares were valued at $32.03, the closing price of the Company's common shares on October 21, 2003. The shares will vest, if at all, upon (a) the expiration of three years from the date of the award, and (b) the Company's achievement of a book value per share of $30.00 (without adjustment for the impact of dividends and dilution). Mr. Donnell's restricted shares had not vested at the time of his departure in October 2004, and, as such, these restricted shares were forfeited.

(7) As of December 31, 2004, the aggregate value of the 70,000 restricted common shares held by Mr. Douglas Borror, the 20,000 restricted common shares held by Mr. David Borror, and the 15,000 restricted common shares held by Mr. Thomas were $1,766,800, $504,800 and $378,600, respectively. Dividends, if any, are held in escrow pending vesting of the restricted common shares.

(8) Includes for 2003, the value of premiums paid by the Company to fund a contractually obligated death benefit and contributions pursuant to the Company's Supplemental Executive Retirement Plan (Mr. Douglas Borror:
      $150,000, Mr. Donnell: $85,000, and Mr. David Borror: $31,000). Also
      includes for 2003, amounts we paid for coverage under our Group Life Insurance Program of $1,260 for each of Messrs. Douglas Borror, Donnell and David Borror, our matching contributions under our 401(k) Plan of $8,000 for each these individuals, and our matching contributions under the Executive Deferred Compensation Plan of $2,500 for each of these individuals.

(9) On October 22, 2002, Mr. Douglas Borror was granted 30,000 restricted common shares and Mr. Donnell was granted 25,000 restricted common shares. The restricted common shares were valued at $15.10, the closing price of the Company's common shares on October 21, 2002. The shares will vest, if at all, upon (a) the expiration of five years from the date of the award,
      (b) the Company's achievement of shareholders' equity of not less than $175,000,000, and (c) the recipient continuing to be employed with the Company as of such date. Mr. Donnell's restricted shares had not vested at the time of his departure in October 2004, and, as such, these restricted shares were forfeited.

(10) Includes for 2002, the value of premiums paid for split-dollar life insurance coverage under our Split Dollar Plan (the "Split Dollar Plan") (Mr. Douglas Borror: $150,000, Mr. Donnell: $85,000, and Mr. David Borror:
      $31,000). Does not include reimbursements made to the executive officers pursuant to the Company's discontinuation of the split dollar plan arrangement. The Split Dollar Plan is discussed in greater detail under "Report of Compensation Committee on Executive Compensation- Long-Term Incentive Compensation-Split Dollar Plan." Also includes for 2002 amounts we paid for coverage under our Group Life Insurance Program of $1,260 for each of Messrs. Douglas Borror, Donnell and David Borror, our matching contributions under our 401(k) Plan of $8,000 for each of these individuals, and our matching contributions under the Executive Deferred Compensation Plan of $2,500 for each of these individuals.

(11)  Mr. Donnell's employment with us ended effective October 31, 2004.

(12)  Includes $115,053 for 2004, $105,523 for 2003, and $95,823 for 2002,
      attributable to personal use of the Company's aircraft.

(13) Includes separation payments of $709,184 paid in 2004, $473,915 payable to Mr. Donnell in 2005, and $3,826 payable to Mr. Donnell in 2006 in connection with his separation from the Company. Significant portions of the 2005 and 2006 separation payments are subject to a dollar for dollar reduction in the event of Mr. Donnell's employment.

(14) For 2003, includes Mr. Donnell's bonus of $1,750,000, $1,705,047 of which was paid in 2004. For 2002, includes Mr. Donnell's 2002 bonus of $1,105,000, all of which was paid in 2002.

(15)  Includes $69,486 for 2004, $56,701 for 2003, and $78,196 for 2002,
      attributable to personal use of the Company's aircraft.

(16)  Mr. Thomas's employment with us commenced on June 22, 2004.

(17) Includes a $100,000 signing bonus paid to Mr. Thomas at the commencement of his employment with us, a $200,000 deferred signing bonus, $10,207 of which was paid to Mr. Thomas in 2004 and the remainder of which was paid to Mr. Thomas in early 2005, and a guaranteed incentive bonus of $200,000 for 2004, also paid in early 2005.

(18) On June 25, 2004, Mr. Thomas was granted 15,000 restricted common shares. The restricted common shares were valued at $24.21, the closing price of the Company's common shares on June 24, 2004. The shares will vest in equal amounts on the first five anniversaries of the date of grant.

(19) Includes $54,693 for relocation expenses for Mr. Thomas in connection with his commencement of employment with us.

                        OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information concerning the grant of stock options to the Named Executive Officers under our 2003 Stock Option and Incentive Equity Plan during the 2004 fiscal year:

                     Number of     % of Total
                     Securities     Options
                     Underlying    Granted to                              Potential Realized Value at
                      Options     Employees in   Exercise                 Assumed Annual Rates of Stock
                      Granted        Fiscal        Price     Expiration      Price Appreciation for
       Name             (#)          Year(1)     ($/Share)      Date          Option Terms (2)(3)
-------------------------------------------------------------------------------------------------------
                                                                              5% ($)          10% ($)
                                                                           -----------     ------------
Terrence R. Thomas     20,000          27%        $24.21        2014        $ 789,000      $ 1,256,000

----------
(1)   Percentage is based upon 73,000 options granted to employees in fiscal
      2004.

(2) The dollar amounts in these columns are the product of (a) the difference between (1) the product of the per share market price at the date of grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded over the term of the option (ten years) and (2) the per share exercise price and (b) the number of shares underlying the grant.

(3) The appreciation rates stated are arbitrarily assumed, and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value which may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in our industry, competition, and economic conditions, over which the optionee may have little or no control.

                 AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END
                               OPTION VALUE TABLE

      The following table provides certain information regarding the number and value of stock options held by our Named Executive Officers at December 31, 2004.

                                                      Number of Securities          Value of Unexercised
                                                     Underlying Unexercised             In-The-Money
                                                        Options/SARs at               Options/SARs at
                                                      Fiscal-Year-End (#)          Fiscal-Year-End ($)(2)
                                                  ---------------------------------------------------------
                        Shares
                      acquired on     Value
                       exercise      Realized
   Name                   (#)         ($)(1)      Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------
Jon M. Donnell           4,000       $ 60,760          --               --           --               --

Terrence R. Thomas          --             --          --           20,000           --         $ 20,600

----------
(1) Value realized represents the difference between the aggregate exercise price of the option shares and the aggregate market price of the option shares on the date the option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses that may have been owed.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end ($25.24 on December 31, 2004). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Agreements

      We have employment agreements with the following Named Executive Officers:
Douglas G. Borror, our Chief Executive Officer, Chairman and President, David S. Borror, our Corporate Executive Vice President, and Terrence R. Thomas, our Senior Vice President of Finance and Chief Financial Officer.

Douglas G. Borror Employment Agreement

      We entered into an employment agreement with Mr. Douglas Borror effective July 1, 2004. The agreement is for a period of five years, and renews automatically for additional one-year terms unless the Board of Directors has notified Mr. Douglas Borror within 90 days prior to the expiration of the initial term (or any extension period) of its decision not to extend the agreement. Under the agreement, Mr. Douglas Borror's base salary is $650,000, and may be increased during the term by the Compensation Committee of our Board of Directors. Mr. Douglas Borror is also entitled to participate in our 2002 Incentive Growth Plan (the "Incentive Growth Plan"), and to receive such other benefits (including, but not limited to health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, and other perquisites and benefits) as we may provide from time to time to actively employed senior executives of the Company. In addition, Mr. Douglas Borror is entitled to the following: (1) use of the Company's aircraft for personal travel not to exceed pre-established annual limits set by the Compensation Committee, (2) payment of dues and reimbursement of reasonable expenses related to his membership in professional and civic organizations (including the Young President's Organization), (3) payment of dues and expenses related to his membership in two (2) country clubs,
(4) a monthly automobile allowance or leased Company car, in accordance with the Company's policies and procedures, and (5) reimbursement of reasonable expenses related to his service on the Board of Trustees of The Ohio State University, which are not otherwise reimbursed by the University.

      In the event that we terminate Mr. Douglas Borror's employment without cause (as defined in the agreement) or he terminates his employment with us for good reason (as defined in the agreement), he will be entitled to the following:

      o any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination;

      o his target bonus award under the Incentive Growth Plan for the year in which termination occurs;

      o an amount equal to the greater of (a) two, or (b) the number of years (and fractions of years) remaining on the term of the agreement multiplied by the greater of (c) the amount of the award paid to him under the Incentive Growth Plan for the last full year preceding his termination of employment or (d) the average of the amount of the award paid to him under the Incentive Growth Plan for the three years prior to his termination of employment; and

      o continuation of coverage under our group health plan for a period of twenty-four (24) months after the date of termination or, if continuation is not permitted, an amount necessary for him (and, if applicable, his family) to obtain an individual health insurance policy that will provide coverage for the twenty-four (24) month period that is substantially similar to the coverage provided under our group health plan.

Additionally, in exchange for a non-competition covenant effective for two years after his termination without cause or for good reason, Mr. Douglas Borror will receive an amount equal to the greater of (a) 24 months, or (b) the number of months remaining on the term of his agreement, of base salary in effect on the date of termination, paid in equal monthly installments.

      In the event that (1) Mr. Douglas Borror's employment is terminated by the Company without cause or by Mr. Douglas Borror for good reason within 180 days prior to a "change in control" of the Company, or (2) Mr. Douglas Borror elects to terminate his employment within ten days following the occurrence of a "change in control" of the Company, he will be entitled to the following:

      o any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination;

      o his target bonus award under the Incentive Growth Plan for the year in which termination occurs;

      o an amount equal to three times his average annual award under the Incentive Growth Plan for the three full fiscal years ending before the date of termination;

      o continuation of coverage under our group health plan for a period of thirty-six (36) months after the date of termination or, if continuation is not permitted, an amount necessary for him (and, if applicable, his family) to obtain an individual health insurance policy that will provide coverage for the thirty-six (36) month period that is substantially similar to the coverage provided under our group health plan;

      o continuation of his participation in the fringe benefit plans, policies and programs that he participated in on the date of termination for a period of thirty-six (36) months after the date of termination; and

      o an amount equal to any excise taxes imposed on any payments that constitute "parachute payments" under 280G(b) of the Internal Revenue Code.

      Additionally, in exchange for a non-competition covenant effective for three years after his termination under this scenario, Mr. Douglas Borror will receive an amount equal to 300% of his average annual base salary over the three fiscal years preceding the date of termination, paid in equal monthly installments during the thirty-six (36) month period following the date of termination. For purposes of the agreement, a "change in control" will be deemed to have occurred upon the happening of any of the following events:

      o the replacement of a majority of the members of our Board of Directors serving as such on the date of the agreement for any reason other than death or disability, which replacement has not been approved by the Board of Directors of the Company;

      o an acquisition by tender or exchange offer, open market purchases, privately negotiated purchases, or exercise of stock pledge, by one or more persons (other than the Borror family) of equity securities of our Company representing more than 29% of the combined voting power of our outstanding securities; or

      o the failure of the Borror family at any time to have (on a fully diluted basis) ownership of 30% of our outstanding equity securities.

      Mr. Douglas Borror's employment agreement is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ending September 20, 2004.

David Borror Employment Agreement

      We entered into an employment agreement with Mr. David Borror effective July 1, 2004. The agreement is for an initial three-year term, and renews automatically for additional one-year terms unless the Board of Directors has notified Mr. David Borror within 90 days prior to the expiration of the initial term (or any extension period) of its decision not to extend the agreement. Under the agreement, Mr. David Borror's base salary is $250,000, and may be increased during the term by the Compensation Committee of our Board of Directors. Mr. David Borror is also entitled to participate in our annual incentive compensation program and to participate in such other programs and receive such other benefits as we may provide from time to time to actively employed, similarly situated executives. In addition, Mr. David Borror is entitled to the following: (i) use of the Company's aircraft for personal travel not to exceed pre-established annual limits set by the Compensation Committee,
(2) payment of dues and expenses related to his membership in one (1) country club, and (3) a monthly automobile allowance or leased Company car, in accordance with the Company's policies and procedures.

      In the event that we terminate Mr. David Borror's employment without cause (as defined in the agreement) or he terminates his employment with us for good reason (as defined in the agreement), he will be entitled to the following:

      o any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed expenses, all as of the date of termination;

      o an amount equal to the greater of (a) his bonus award in the year preceding the date of termination, or (b) a pro rata award under our incentive compensation program during the calendar year of his termination, with proration based on service completed during the calendar year for which the award is determined; and

      o continuation of coverage under our group health plan for a period of eighteen (18) months after the date of termination.

Additionally, in exchange for a non-competition covenant effective for one year after his termination without cause or for good reason, Mr. David Borror will receive twelve (12) months of his base salary in effect on the date of termination, paid in equal monthly installments.

      In the event that (1) Mr. David Borror's employment is terminated by the Company without cause or by Mr. David Borror for good reason within 180 days prior to a "change in control" of the Company, or (2) Mr. David Borror elects to terminate his employment within ten days following the occurrence of a "change in control" of the Company, he will be entitled to the following:

      o any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination;

      o a pro rata award under our incentive compensation program, with proration based on service completed during the calendar year for which the award is determined;

      o an amount equal to one and one-half (1 1/2) times the bonus award he received in the year preceding the date of termination;

      o continuation of coverage under our group health plan for a period of eighteen (18) months after the date of termination; and

      o continuation of participation in the fringe benefit plans, policies and programs that he participated in on the date of termination for a period of eighteen (18) months after the date of termination.

      If the sum of the foregoing payments, along with any benefits that Mr. David Borror would be entitled to receive in the event of a change in control of our Company under various plans and programs in which he participates, constitute "excess parachute payments" under Section 280G(b) of the Code, then we will either (1) reimburse him for the amounts owed as excise taxes, or (2) reduce the amounts paid to him under the agreement so that his total payments would be $1.00 less than the amount that would be considered an "excess parachute payment," whichever procedure provides Mr. David Borror with the greatest after-tax benefit.

      Additionally, in exchange for a non-competition covenant effective for eighteen (18) months after his termination under this scenario, Mr. David Borror will receive eighteen (18) months of his base salary in effect on the date of termination, paid in equal monthly installments. For purposes of the agreement, "change in control" has the same meaning as described above in Mr. Douglas Borror's employment agreement.

      Mr. David Borror's employment agreement is attached as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the period ending September 20, 2004.

Terrence R. Thomas Employment Agreement

      We entered into an employment agreement with Mr. Thomas effective January 1, 2005. The agreement is for a three-year term, and automatically extends on December 31 of each year for an additional three-year period unless the Board of Directors has notified Mr. Thomas by such date of its decision not to extend the Agreement. Under the agreement, Mr. Thomas's initial base salary is $250,000, and may be increased during the term by the Compensation Committee of our Board of Directors. Mr. Thomas is also entitled to participate in our annual incentive compensation program and to participate in such other programs and receive such other benefits as we may provide from time to time to actively employed, similarly situated executives.

      In the event that we terminate Mr. Thomas's employment without cause (as defined in the agreement) or he terminates his employment with us for good reason (as defined in the agreement), he will be entitled to the following:

      o any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed expenses, all as of the date of termination;

      o a pro rata award under our incentive compensation program, with proration based on service completed during the calendar year for which the award is determined;

      o payments equal to twelve (12) months of his base salary in effect on the date of termination; and

      o a lump sum cash payment equal to eighteen months of the premium applicable to Mr. Thomas on the date of termination for he and his family under our group health plan.

      In the event that Mr. Thomas's employment is terminated by the Company without cause or by Mr. Thomas for good reason within two years following a "change in control" of the Company, Mr. Thomas will be entitled to receive, in addition to the payments set forth above, (1) an additional twelve months of base salary in effect on the date of termination (for a total of 2 years of base salary), and (2) reimbursement of expenses related to executive outplacement services. For purposes of the agreement, a "change in control" will be deemed to have occurred upon the happening of any of the following events:

      o Douglas G. Borror and David S. Borror both cease to be members of the Company's Board of Directors;

      o any direct or indirect acquisition by a person or group, directly or indirectly, of the Company's securities representing more than 40 percent of the combined voting power of the Company's then outstanding securities; provided, however, that a "person" or "group" will not include:

            o     the Company;

            o     any entity under common control with the Company;

            o BRC Properties Inc. or any of its shareholders or members of the family of Donald A. Borror; or

            o     any employee benefit plan of any entity described above;

      o the adoption or authorization by the Company's shareholders of a definitive agreement for the merger or other business combination of the Company in which the Company's shareholders will own less than 50 percent of the voting power in the surviving entity or for the sale or other disposition of all or substantially all of the Company's assets; or

      o the adoption by the Company's shareholders of a plan relating to the liquidation or dissolution of the Company.

The agreement also includes a non-competition covenant effective for one year after Mr. Thomas's termination.

      Mr. Thomas's employment agreement was attached as Exhibit 10.2 to our Current Report on Form 8-K dated February 1, 2005.

Separation Agreement with Jon M. Donnell

      On October 14, 2004, we entered into a Separation Agreement and General Release (the "Separation Agreement") with Jon M. Donnell, our former President and Chief Operating Officer, in connection with his resignation from employment with us. Mr. Donnell's separation from our Company was effective October 31, 2004 (the "Separation Date"). Under the terms of the Separation Agreement, we agreed to pay Mr. Donnell the following:

      o     his base salary in effect at the time of his separation for twelve
            (12) months following the Separation Date, provided that such payments would be reduced, dollar for dollar, upon his becoming employed;

      o an incentive bonus award under our Incentive Growth Plan, prorated for his service through the Separation Date;

      o     his monthly health insurance premiums for the shorter of eighteen
            (18) months or such time as he becomes eligible under a group health plan sponsored by another employer; and

      o the lease and insurance payments on his Company automobile until the expiration of his lease in March 2005.

      In exchange for this consideration, Mr. Donnell agreed not to work in the homebuilding industry in Ohio and Kentucky (where the Company currently conducts business) for a period of two (2) years after the Separation Date. In addition, Mr. Donnell agreed to forfeit any unvested awards of equity compensation that he had received from the Company, which included outstanding restricted share awards (60,000 shares), his unvested interest in the SERP, and his rights under a Stock Option Agreement dated November 13, 1998 with BRC for 100,000 shares of the Company.

      The Separation Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K dated October 14, 2004.

Equity Compensation Plan Information

      The following table sets forth information as of December 31, 2004, concerning the aggregate number of our common shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans or arrangements approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

                                           Number of
                                       securities to be                               Number of securities
                                          issued upon          Weighted-average      remaining available for
                                          exercise of         exercise price of       issuance under equity
                                          outstanding            outstanding           compensation plans
                                       options, warrants      options, warrants       (excluding securities
                                          and rights              and rights        reflected in column (a)
                                            (a)(1)                   (b)                     (c)(2)
                                     ---------------------  ---------------------  --------------------------
Equity compensation plans approved
by security holders (3)                    232,100                 $ 19.26                     232,200

Equity compensation plans not
approved by security holders                    --                      --                          --

Total                                      232,100                  $19.26                     232,200

----------
(1) All outstanding options, warrants and rights were issued under the 1994 Incentive Stock Plan or the 2003 Stock Option and Incentive Equity Plan.

(2) Excludes common shares listed in the first column as common shares to be issued upon exercise of outstanding options, warrants and rights.

(3) Does not include shares subject to the Executive Deferred Compensation Plan. See "Executive Deferred Compensation Plan" below.

Executive Deferred Compensation Plan

      The Executive Deferred Compensation Plan permits executive officers and directors to elect to defer receipt of a portion of their annual compensation (20% of total base and bonus for employees and 100% of directors' fees). The Executive Deferred Compensation Plan also provides for us to make a matching contribution for each participant equal to 25% of the amount deferred, which matching contribution may not exceed $2,500 in any year. Our matching contribution vests in 20% increments over a five-year period, subject to accelerated vesting upon a "change in control." The contribution and match amounts are used by the trustee of a rabbi trust to acquire common shares in the open market. These common shares are held and voted by the trustee pursuant to the rabbi trust agreement.

      The following table sets forth information concerning the aggregate deferral contributions by participating directors and Named Executive Officers and corresponding aggregate Company-matching contributions through December 31, 2004, expressed as the number of common shares held by the trustee as of such date, with respect to each director and Named Executive Officer participating in the Executive Deferred Compensation Plan.

                                        Vested           Unvested
                      Deferral     Company-Matching  Company-Matching
                    Contributions    Contributions     Contributions
                     Payable as       Payable as        Payable as
                    Common Shares    Common Shares     Common Shares     Total
--------------------------------------------------------------------------------
David S. Borror          4,700           1,189               --           5,889
Douglas G. Borror       14,158           3,521               --          17,679
Terrence R. Thomas         893              --              100             993
C. Ronald Tilley         6,088             926               --           7,014
--------------------------------------------------------------------------------
Total                   25,839           5,636              100          31,575

Incentive Growth Plan

      In 2002, our shareholders adopted the Dominion Homes, Inc. Incentive Growth Plan (the "Incentive Growth Plan") to provide tax-deductible incentive compensation to the Company's most senior executive officers. Currently, Mr. Douglas Borror, our Chief Executive Officer, Chairman and President, is the only employee participating in the Incentive Growth Plan. Prior to his departure from the Company in October 2004, Mr. Donnell, our former President and Chief Operating Officer, also participated in the Incentive Growth Plan.

      Incentive compensation is paid under the Incentive Growth Plan only if specified performance criteria are met over the course of a performance cycle.

      The Incentive Growth Plan is administered by the Compensation Committee, which is responsible for establishing for each plan participant (1) a target bonus, and (2) the performance criteria used to determine the portion of the target bonus that the participant will receive at the end of any given performance cycle. Performance criteria are established (and communicated to participants in writing) no later than the earlier of (1) ninety (90) days after the beginning of the applicable performance cycle, or (2) the expiration of 25% of the applicable performance cycle.

      In establishing each participant's performance criteria, the Compensation Committee considers the relevance of each participant's assigned duties and responsibilities to factors that preserve and increase the Company's value. Historically, the Compensation Committee has used the Company's net income and a measure of the Company's homeowner customer satisfaction as the performance criteria which would determine the participant's bonus. At the end of each performance cycle, the Compensation Committee certifies to the Board of Directors the extent to which each participant has or has not met his or her performance criteria and the portion, if any, of the target bonus that is to be paid to each participant. If the Board of Directors approves, this amount is distributed in a single cash payment within 90 days after the end of the performance cycle unless the participant has made an irrevocable election to defer all or part of his or her incentive compensation into the Executive Deferred Compensation Plan. If this election is made, the deferred incentive compensation will be credited to the participant's Executive Deferred Compensation Plan account and distributed under the terms of that plan.

      Subject to any contrary agreement between the Company and the participant, a participant who terminates employment before the end of a performance cycle will forfeit all right to receive any amount under the Incentive Growth Plan (other than any amounts earned during any performance cycle that ended before his or her termination, which amounts will be paid). A participant who retires, dies or becomes disabled during a performance cycle will receive a prorated distribution at the end of the performance cycle during which he or she retired, died or became disabled, calculated in accordance with the proration formula set forth in the Incentive Growth Plan.

      Within sixty days of a "change in control" of the Company, the Company will distribute to each Incentive Growth Plan participant the participant's bonus for the year in which the change in control occurred. The Company will make the distribution whether or not the performance criteria for that period have been met and whether or not the pending performance cycle has been completed. If, however, the sum of all payments made upon a change in control as described in the Incentive Growth Plan, and those provided under all other plans, programs or agreements between the participant and the Company and its subsidiaries, constitute "excess parachute payments," then the Company will either (1) reimburse the participant for specified amounts owed as excise taxes, as described in the Incentive Growth Plan, or (2) reduce the amounts paid to the participant under the Incentive Growth Plan so that the participant's total payments would be $1.00 less than the amount that would be considered an "excess parachute payment." The Company will use the procedure which provides the affected participant with the greatest after-tax benefit. In the case of Mr. Douglas Borror, however, pursuant to his employment agreement with the Company, the Company will pay him an amount equal to any excise taxes imposed on the "excess parachute payments," plus any federal, state or local income, employment wage and other taxes due on such payments such that, after these taxes are paid, he will retain an amount equal to what he would have retained had the payments not been "excess parachute payments."

Compensation Committee Interlocks and Insider Participation

      During 2004, no member of the Compensation Committee was a current or former executive officer of the Company. Other than a transaction involving R. Andrew Johnson, who served as a member of the Compensation Committee for part of 2004, no member of the Compensation Committee had a reportable business relationship with the Company during 2004. The business relationship involving Mr. Johnson is described in this proxy statement under "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Transactions with BRC and Related Persons." Mr. Johnson resigned from the Compensation Committee in December 2004.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference in such filing.

      The following is a report of the Compensation Committee of the Board of Directors regarding executive compensation. The Compensation Committee's duties and membership are described on page 7.

Compensation Philosophy

      The Company's executive compensation philosophy seeks to promote the following key objectives:

      o align the interests of executive officers and other key employees with the interests of shareholders by linking a significant percentage of their total compensation to Company financial performance;

      o     reward individual contribution and achievement; and

      o allow the Company to continue to attract and retain outstanding executive officers and other key employees and to compete with industry competitors and other businesses for executive talent.

Implementation of this philosophy is an ongoing process. In early 2005, the Compensation Committee approved the engagement of an independent executive compensation consultant to assist the Compensation Committee in conducting a comprehensive review of the Company's executive compensation programs during 2005. In connection with this review, the Compensation Committee may decide to modify the terms and conditions of the Company's executive compensation programs based on the independent consultant's recommendations.

Components of Executive Compensation

      The primary components to the Company's executive compensation program are annual cash compensation and long-term incentive compensation. Annual cash compensation consists of a base salary and an incentive bonus. Long-term incentive compensation consists of share-based equity incentive grants - including stock options, restricted common shares, and other awards - under the Company's 2003 Stock Option and Incentive Equity Plan (the "Stock Incentive Plan"). The Company provides such grants to executive officers and key employees to drive long-term performance and promote ownership in the Company.

      The Company's executive compensation program also allows executives to defer a portion of their compensation, and to augment the deferred amounts by Company matches, through their optional participation in the Executive Deferred Compensation Plan. The Company also has a Supplemental Executive Retirement Plan, which provides deferred compensation benefits to participating executives if certain vesting conditions are met and if the participating executive does not leave employment with the Company prior to age 55. See "Supplemental Executive Retirement Plan" beginning at page 31.

Annual Cash Compensation

      General. In determining annual cash compensation for the Company's executive officers and other key employees, the Compensation Committee annually reviews several nationally-compiled databases of compensation by other homebuilding companies for various executive positions, including data specific to public homebuilding companies, homebuilding companies of a size comparable to the Company and homebuilding companies operating in the Midwest. This peer group includes those companies within the S&P Homebuilding Index in the Performance Graph included in this proxy statement at page 39. Additionally, the Compensation Committee believes that the Company's competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews industry survey data on companies of comparable size and geographic location as noted above.

      Base Salary. The Compensation Committee recognizes that the homebuilding business is cyclical and that the Company's financial performance depends, in large part, on whether the homebuilding business is in a favorable or unfavorable cycle. The Compensation Committee attempts to set the base salaries of the Company's executive officers and other key employees at levels sufficient to attract and retain executive talent in all business cycles. The Compensation Committee reviews annually the base salary of the Chief Executive Officer, Chairman and President, as well as the executive officers and other key employees, and makes adjustments as it believes is warranted.

      Incentive Bonus. The Compensation Committee believes that a significant portion of the total compensation of the Company's executive officers and other key employees should consist of variable, performance-based components, such as awards of incentive bonuses and grants of stock options and restricted shares, which the Compensation Committee can adjust to reflect changes in Company performance and individual performance. These compensation components are intended to reinforce the Company's commitment to increasing Company profitability and shareholder value.

      In determining 2004 incentive bonuses for the Company's executive officers and key employees (except for Mr. Douglas Borror, whose 2004 incentive bonus was determined under the Company's Incentive Growth Plan as explained below, and Mr. Thomas, whose 2004 incentive bonus was established at the time of his commencement of employment with the Company in June 2004), the Compensation Committee reviewed and considered the following:

      o the Company's financial and operational performance, primarily with respect to net income and homeowner customer satisfaction, on an absolute basis, year-to-year, and versus pre-established performance goals;

      o performance evaluations for each executive officer and key employee, based on the individual's achievement of quantitative and qualitative individual performance objectives;

      o industry survey data for the Company's peer group for purposes of monitoring executive officer and key employee compensation levels relative to similar jobs in the marketplace; and

      o the historical compensation levels (salary and incentive bonus) of the Company's executive officers and other key employees.

      The Committee determined the 2004 incentive bonuses based upon a subjective process, considering the factors noted above. The Committee concluded that, while the Company exceeded its pre-established target goal for customer satisfaction, net income results, although solid, were below the pre-established target goal and below 2003 results. The total amount of incentive bonus awards paid to the Company's executive officers and key employees for 2004, therefore, were significantly less than were paid to the same executive officers and key employees of the Company in 2003.

Long-Term Incentive Compensation

      Long-term incentive compensation is generally awarded in the form of stock options and restricted common shares under the Stock Incentive Plan. By providing executives with an ownership stake in the Company, stock option and restricted common share grants are intended to align executive interests with shareholder interests and to motivate executives to continually improve the long-term performance of the Company.

      Stock Options. The Compensation Committee intends to grant stock options under the Stock Incentive Plan on a periodic basis to the Company's executive officers and other key employees. Stock option grants to the Company's executive officers and other key employees have an exercise price equal to 100% of the market value of the Company's common shares on the date of grant (or 110% of the fair market value if such person owns shares representing more than 10% of the total voting power of our shares) and a vesting period from three to five years. Stock options align executive incentives with shareholders because the options only have value if the Company's share price increases over time. In addition, stock options help retain key employees because they cannot be exercised until vested and, if not exercised, generally must be forfeited if the employee leaves the Company. In 2004, the Company awarded Mr. Thomas an option to purchase 20,000 common shares in connection with his acceptance and commencement of employment with the Company. No other Named Executive Officers were awarded stock options in 2004.

      Restricted Shares. The Compensation Committee intends to grant restricted common shares of the Company on a periodic basis under the Stock Incentive Plan to the Company's executive officers and other key employees. Generally, these restricted share awards are based on the Company's achievement of certain performance goals and have a time-based component. In 2004, the Company awarded 15,000 restricted common shares to Mr. Thomas in connection with his acceptance and commencement of employment with the Company. No other grants of restricted shares were made to any Named Executive Officer in 2004. The vesting conditions for these restricted shares are set forth in footnote 18 of the SUMMARY COMPENSATION TABLE on page 17.

      Split Dollar Plan. Beginning in January of 1999 until December of 2002, the Company maintained a Split Dollar Plan, in which certain key employees of the Company, including Mr. Douglas Borror, Mr. David Borror, and Mr. Donnell, were participants. The purpose of the Split Dollar Plan was to provide additional incentive for participating employees to remain with the Company and contribute to its success.

      Under the Split Dollar Plan, participating employees were provided with a death benefit during employment, together with a retirement benefit upon retirement at or after age 55 (or, if sooner, upon a "change in control" of the Company), provided (a) the employee shall have then completed ten years of service with the Company following implementation of the Split Dollar Plan, (b) the Company shall have attained adjusted shareholders' equity of $100 million, and (c) the employee shall have complied with the provisions of the noncompetition covenant for one year following retirement.

      Under the terms of the Split Dollar Plan, each participating employee paid a portion of the policy premium; the remainder of the premium was paid by the Company in cash. In December 2002, the Company discontinued the split dollar plan arrangement and each of the participating employees assigned all of his or her interest in the employee's life insurance policy to the Company in exchange for the Company's agreement to provide the employee with an equivalent death benefit should the employee die during the course of his or her employment and a payment in cash equivalent to the portion of the premiums which the participants had personally paid ($19,344 in the case of Mr. Douglas Borror, $11,318 in the case of Mr. Donnell, and $3,537 in the case of Mr. David Borror).

      Supplemental Executive Retirement Plan. Effective January 1, 2003, the Company adopted a Supplemental Employee Retirement Plan (the "SERP"), in which certain key employees of the Company, including Mr. Douglas Borror and Mr. David Borror, are participants. The purpose of the SERP is to provide additional incentive for participating employees to remain with the Company and contribute to its success.

      Under the SERP, participating employees will be eligible for retirement benefits if the participant satisfies certain criteria as are set forth in each employee's notice of participation. Each current participant's notice of participation states that in order for the participant to receive retirement benefits under the SERP, (1) the participant's employment with the Company must have terminated for reasons other than death after the occurrence of either (a) both (i) the participant's completion of 72 months of participation in the SERP and (ii) the Company's adjusted shareholders' equity having exceeded $100 million, or (b) a "change in control" (as defined in the SERP), and (2) such termination either (a) occurred after the participant reached age 55, (b) occurred for "good reason" (as defined in the SERP) or (c) was a termination by the Company without "cause" (as defined in the SERP).

      The Compensation Committee may set forth qualifying criteria which differs from those stated above for any future participant in the SERP. The Compensation Committee will establish an account for each participant and otherwise administer the SERP. Upon a participant satisfying the conditions outlined in his notice of participation, the Company will make a lump sum distribution to the participant in an amount equal to the value of his account. Initially, the account shall have a value equal to the Company's contribution to the SERP as set forth in the notice of participation. The Compensation Committee will measure the value or the account annually by crediting any allocations made by the Company, at the Compensation Committee's discretion, and by using a hypothetical investment of the value of the account in an investment fund of the Compensation Committee's choosing.

Benefits and Perks

      Executive officers and other key employees of the Company are eligible to participate in the following programs: the 401(k) Plan (which includes a Company match), health and dental coverage, company-paid term life and disability insurance, paid time off, and paid holidays.

      Other benefits that are available to the Company's executive officers and other key employees are: additional company-paid life insurance, medical reimbursement, participation in the Company's Financial Planning Reimbursement Plan, which provides reimbursement of expenses incurred in personal financial planning up to a maximum amount in any calendar year for participants, memberships to country and/or social clubs, and a monthly automobile allowance or use of a Company leased car. In addition, the Compensation Committee has approved the personal use of the Company's airplane by Mr. Douglas Borror and Mr. David Borror, not to exceed pre-established annual limits, which personal use the Company values utilizing the method described at footnote 2 of the SUMMARY COMPENSATION TABLE at page 15.

2004 Compensation decisions regarding Douglas G. Borror

      In determining the 2004 base salary for Douglas G. Borror, the Company's Chief Executive Officer, Chairman and President, the Compensation Committee considered, among other relevant factors, (1) the Company's record net income results for 2003, (2) Mr. Douglas Borror's performance, responsibilities, and value to the Company, and (3) market salary ranges for Mr. Douglas Borror's position as reported in the various industry surveys the Compensation Committee utilizes. See "Annual Cash Compensation - General" at page 29. The Compensation Committee subjectively analyzed these and other factors, but gave no fixed weighting to any one factor. The Compensation Committee approved a base salary of $650,000 for Mr. Douglas Borror for 2004.

      Mr. Douglas Borror's incentive bonus was awarded in accordance with the Company's Incentive Growth Plan based on the achievement of Performance Criteria (as defined in the Incentive Growth Plan) established by the Compensation Committee early in 2004. For 2004, these Performance Criteria included the Company's results with respect to net income and homeowner customer satisfaction. Mr. Douglas Borror's 2004 Performance Criteria did not include any individual performance objectives based on the Compensation Committee's belief that his incentive bonus should be linked exclusively to the Company's performance in these two areas. A detailed description of the Incentive Growth Plan is included in this proxy statement beginning at page 26. In accordance with the Company's 2004 net income and customer satisfaction results under the Incentive Growth Plan, Mr. Douglas Borror received an incentive bonus award of $1,200,000 for 2004. This amount was significantly less than Mr. Borror's incentive bonus award for 2003, based primarily on the Company's decline in net income in 2004 compared to 2003. Mr. Douglas Borror did not receive any share-based equity compensation in 2004.

      In early 2005, the Compensation Committee reviewed all components of Mr. Douglas Borror's compensation, including the actual projected payout under his employment agreement with the Company under several potential severance scenarios. A tally sheet setting forth all of the components of Mr. Douglas Borror's compensation was reviewed by the Compensation Committee affixing dollar amounts under various payout scenarios. In early 2005, the Compensation Committee also established Mr. Douglas Borror's base salary for fiscal 2005 at $650,000, which is unchanged from his 2004 base salary level.

Section 162(m) of the Internal Revenue Code

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to a "covered employee," subject to certain exceptions. Generally, the Company's covered employees are the Named Executive Officers, who are listed under the SUMMARY COMPENSATION TABLE at page 15 of this proxy statement. With the adoption and application of the Company's Incentive Growth Plan, the Company believes that the portion of compensation over $1.0 million for 2004 awarded to Mr. Douglas Borror will be deductible for Federal income tax purposes.

      This report of the Compensation Committee was adopted by each of the members of the Compensation Committee on March 31, 2005.

                                        Compensation Committee

                                        Zuheir Sofia, Chairman
                                        C. Ronald Tilley

                          REPORT OF THE AUDIT COMMITTEE

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference in such filing.

General

      The Audit Committee of our Board of Directors is comprised of three non-employee directors (listed below). After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that: (1) all current Audit Committee members are "independent" as that concept is defined in Rule 10A-3(b)(1) of the Exchange Act, (2) all current Audit Committee members are independent and financially literate for purposes of the listing requirements of The Nasdaq Stock Market, and (3) Carl A. Nelson, Jr. qualifies as the Company's Audit Committee financial expert under the applicable rules promulgated pursuant to the Exchange Act, and satisfies the standards for financial sophistication set forth in the listing requirements of The Nasdaq Stock Market.

      The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is governed by a formal written charter that is reviewed and assessed annually (the "Charter"). On March 16, 2004, our Board of Directors amended the Charter to address recent pronouncements by the Securities and Exchange Commission and The Nasdaq Stock Market. A copy of the Charter, as amended and restated, is available to the public by accessing the Company's Internet website at www.dominionhomes.com, and selecting "About Dominion Homes" - "Investor Relations" - "Corporate Governance."

Review and Discussion with Independent Auditors

      In discharging its oversight responsibility as to the audit process, the Audit Committee (1) obtained from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and the Company that might bear on PricewaterhouseCoopers LLP's independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (2) discussed with PricewaterhouseCoopers LLP any relationships or services that may impact the objectivity and independence of PricewaterhouseCoopers LLP, and (3) satisfied itself as to PricewaterhouseCoopers LLP's independence.

      Prior to the filing of each of the Company's Quarterly Reports on Form 10-Q, the Audit Committee met with PricewaterhouseCooopers LLP to discuss the results of their interim reviews, including, when applicable, (1) new or changed accounting principles, (2) critical accounting policies, (3) unusual transactions, and (4) estimates, judgments and financial reporting risks related to such quarterly financial reports. The Audit Committee also received written communication and held discussions with PricewaterhouseCoopers LLP regarding the annual audit plan, including matters relating to accounting and financial reporting, critical accounting policies, higher risk and judgmental areas of financial reporting, and industry and business issues impacting the Company's financial reports.

      Prior to the filing of the Company's Annual Report on Form 10-K, the Audit Committee reviewed and discussed the results of PricewaterhouseCoopers LLP's audit of the financial statements as of and for the year ended December 31, 2004. This review and discussion, conducted with and without management present, included all communications required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as well as critical accounting policies and the overall quality of the Company's financial reporting.

      In addition, prior to the filing of the Company's Annual Report on Form 10-K, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP and management the results of PricewaterhouseCoopers LLP's audit of the Company's internal control over financial reporting and its determination as to the effectiveness of such internal control over financial reporting as of December 31, 2004. PricewaterhouseCoopers LLP is responsible for evaluating management's assessment of the effectiveness of the Company's internal control over financial reporting based on its audit of internal control over financial reporting.

Review and Discussion with Management

      The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2004, with management. Management has the responsibility for the preparation of the Company's consolidated financial statements, and PricewaterhouseCoopers LLP has the responsibility for the examination of those consolidated statements.

      The Audit Committee also reviewed and discussed with management and PricewaterhouseCoopers LLP management's assessment of and assertion on the design and effectiveness of the Company's internal control over financial reporting as of December 31, 2004. Management is responsible for maintaining effective internal control over financial reporting and for conducting an assessment of the design and effectiveness of the Company's internal control over financial reporting.

      The Audit Committee met quarterly with the Company's Director of Internal Audit and discussed the work performed by the Company's internal audit department, whose efforts in 2004 were focused primarily on the documentation and testing of the Company's internal control over financial reporting and matters relating to compliance with the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management any complaints or concerns regarding accounting, internal accounting controls or auditing matters submitted to the Audit Committee, management, or one of the Company's Ethics Officers, including through the Company's anonymous Business Ethics Help Line, as well as the investigation of any such reports and any responsive action taken.

Conclusion

      Based on the reviews and discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company's audited consolidated financial statements and report on management's assessment of the design and effectiveness of internal control over financial reporting be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

      This report of the Audit Committee was adopted by each of the members of the Audit Committee on March 10, 2005.

                                            Audit Committee

                                            Carl A. Nelson, Jr., Chairman
                                            Gerald E. Mayo
                                            Zuheir Sofia

                        SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company's independent auditors for the year ending December 31, 2005. PricewaterhouseCoopers LLP and its predecessors have audited the books of the Company and its predecessors since 1964. Management expects that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed for audit services rendered by PricewaterhouseCoopers LLP during the years ended December 31, 2004 and 2003 were $757,100 and $265,335, respectively. Audit fees for these periods were for professional services rendered for the audits and quarterly reviews of the consolidated financial statements of the Company, audit of internal control over financial reporting, statutory audits, issuance of consents, income tax provision procedures, and assistance with review of documents that the Company filed with the Securities and Exchange Commission.

Audit-Related Fees

      The aggregate fees billed for audit-related services rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2003 were $29,300. Audit-related fees for the period indicated were for assurance services related to consultations concerning financial accounting and reporting standards and Sarbanes-Oxley Act of 2002 Section 404 advisory services. No audit-related fees were billed during the year ended December 31, 2004.

Tax Fees

      The aggregate fees billed for tax services rendered by PricewaterhouseCoopers LLP during the years ended December 31, 2004 and 2003 were $158,100 and $56,100, respectively. Tax fees for the periods indicated were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice.

All Other Fees

      No "Other" fees were incurred for services rendered during the years ended December 31, 2004 and December 31, 2003.

Audit Services for Benefits Plans

      Audit services were rendered by PricewaterhouseCoopers LLP to the Company's 401(k) Plan and the Health and Welfare Plan during the years ended December 31, 2004 and December 31, 2003. The aggregate fees billed for such audit services during these periods were $31,450 and $26,700, respectively, and were paid by the 401(k) Plan and the Health and Welfare Plan.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company's independent registered public accounting firm to the Company (the "Pre-Approval Policy"). This policy is designed to assure that the provision of such services does not impair the independence of the Company's independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company's independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. Under the Pre-Approval Policy adopted by the Audit Committee for the year ending December 31, 2005, these limitations include the following:

      o In no case should the Company retain the Company's independent registered public accounting firm to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the Commission's related rules and regulations.

      o Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

      o Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and the independent registered public accounting firm will update the Audit Committee on a quarterly basis on fees incurred for audit-related, tax, and other services. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

      Under the Pre-Approval Policy, the Audit Committee Chairman is authorized to pre-approve audit, audit-related, tax and other services that exceed the pre-approved fee levels or are services that the Audit Committee has not specifically pre-approved under the Pre-Approval Policy. The Chairman shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

      All of the fees and services provided by PricewaterhouseCoopers LLP as noted herein were authorized and approved by the Audit Committee in compliance with the Pre-Approval Policy.

                                PERFORMANCE GRAPH

      The following performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this performance graph by reference in such filing.

      The following performance graph compares the cumulative total shareholder return on our common shares from December 31, 1999, until December 31, 2004, with the cumulative total return of (a) the NASDAQ Composite Index and (b) the Standard and Poor's Homebuilding Index. The performance graph assumes the investment, on December 31, 1999, of $100 in our common shares, the NASDAQ Composite Index, and the Standard and Poor's Homebuilding Index, and that all dividends were reinvested.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                           NASDAQ            S&P
                          Composite      Homebuilding       DHOM
December 31, 1999           100.0           100.0           100.0
December 31, 2000            60.7           155.5           135.0
December 31, 2001            47.9           197.5           249.6
December 31, 2002            32.8           195.5           228.0
December 31, 2003            49.2           385.4           485.3
December 31, 2004            53.5           512.1           403.8

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Description and Ownership of BRC

      BRC is in the business of owning, managing and consulting on multifamily housing, commercial real estate and undeveloped real estate. Douglas G. Borror and David S. Borror, who are directors and executive officers of the Company, and Donald A. Borror, who is a director and officer of the Company, also are directors of BRC. David S. Borror, Douglas G. Borror and Terry E. George also serve as President, Executive Vice President and Vice President, respectively, of BRC. Mr. George additionally serves as Secretary and Treasurer of BRC. The Borror family, directly and through its ownership of BRC, beneficially owned approximately 49.2% of the Company's outstanding common shares as of March 21, 2005.

      BRC has issued and outstanding 81,567 Class A (voting) common shares and 273,195 Class B (non-voting) common shares, all of which are beneficially owned by the children of Donald A. Borror, in some cases through trusts for their benefit, and by Terry E. George. Through their ownership and control of BRC, such persons are in a position to control the Company. See "Ownership of Our Common Shares by Principal Shareholders" beginning at page 3. The following table sets forth the share ownership of BRC as of March 21, 2005:

                                           Percentage              Percentage              Percentage
                                 Class A   of Class A   Class B    of Class B   Combined      of
Shareholders                     Shares      Shares     Shares       Shares      Total      Combined
-----------------------------   ---------  ----------  ----------  ----------  ----------  ----------
Douglas G. Borror, Trustee        43,099     52.84%     120,656      44.16%     163,755      46.16%
  of the Douglas G. Borror
  Revocable Trust(1)

David S. Borror                   23,328     28.60%      81,874      29.97%     105,202      29.65%

David S. Borror, Trustee,          9,321     11.43%      54,605      19.99%      63,926      18.02%
  1987 Irrevocable Qualified
  Subchapter S Trust(2)

Terry E. George                    5,819      7.13%      16,060       5.88%      21,879       6.17%
                                 -------               --------                --------
    Totals                        81,567                273,195                 354,762

----------
(1) The Douglas G. Borror Revocable Trust is a revocable trust established by Douglas Borror pursuant to a trust agreement dated June 18, 2001. During his lifetime, Douglas Borror is the sole trustee and beneficiary of the Douglas G. Borror Revocable Trust. Upon the death of Douglas Borror, David Borror becomes the trustee and Douglas Borror's children become the sole beneficiaries of the Douglas G. Borror Revocable Trust.

(2) The 1987 Irrevocable Qualified Subchapter-S Trust is an irrevocable trust established by Donald Borror pursuant to a trust agreement dated June 26, 1987 (the "Irrevocable Trust"). David Borror is the trustee of the Irrevocable Trust and Donna Myers (Donald and Joanne Borror's daughter and Douglas and David Borror's sister) is the sole beneficiary of the Irrevocable Trust. The Irrevocable Trust expires upon the death of Donald Borror.

      BRC and its shareholders are parties to a Close Corporation Agreement (the "BRC Agreement") that governs the operation of BRC and certain relationships among its shareholders. The BRC Agreement provides that all the voting power of the BRC shares is to be exercised by a majority of the directors of BRC, all of whom will be elected by Donald A. Borror and Douglas G. Borror jointly until the death or incapacity of either of them and, thereafter, by the other of them solely. David S. Borror has the right to appoint the directors of BRC in the event Douglas G. Borror and Donald A. Borror are both deceased or incapacitated and, in such event, it is anticipated that David S. Borror will appoint an advisory committee of the then existing members of the Board of Directors of the Company to assist him with material decisions affecting BRC, including issues involving BRC's ownership of common shares of the Company.

      Under the provisions of the BRC Agreement, David S. Borror is required to be elected as a director of BRC as long as he continues to hold at least 10% of the common shares of BRC, absent his removal for "cause" within the meaning of the BRC Agreement. As long as he continues to hold at least 10% of the common shares of BRC and as long as BRC has the ability to elect at least two directors of the Company, BRC also is required to use its best efforts to elect David S. Borror as a director of the Company. The BRC Agreement generally prohibits the transfer of common shares of BRC to persons who are not members of the Borror family unless certain procedures are followed. BRC is required to repurchase all of the common shares of BRC owned by Terry E. George in the event of his death or incapacity. BRC also is required to purchase a certain number of common shares of BRC from the estates of Borror family members. Under certain conditions, Borror family members who are not employed by BRC have the right to require BRC to repurchase common shares of BRC held by such family members. In certain instances, the obligation of BRC to repurchase common shares of BRC may be assumed by certain Borror family shareholders.

Transactions with BRC and Related Persons

      The Company has an internal policy that requires transactions with our affiliates be on terms no less favorable to us than those reasonably available from unrelated third parties. All material transactions with affiliates must be reviewed for consistency with this policy, and approved, by the Audit Committee of the Board of Directors. Prior to October 2003, when the Audit Committee assumed responsibility for approval of related party transactions, all such material transactions were required to be approved by the Affiliated Transactions Review Committee.

      We lease from BRC our two corporate offices in Central Ohio. The first building is approximately 40,000 gross square feet (37,557 net rentable square feet) and the lease commenced January 1, 1998. The lease has a term of twelve years and a triple net rental rate of $12.00 per square foot. The lease provides two options for the Company to renew for periods of five years each at then-current market rates. The rental rate for the building was established by an MAI appraiser commissioned by the Affiliated Transactions Review Committee, and confirmed in a review by a second MAI appraiser. We paid $451,000 to BRC under this lease during 2004. We believe that the terms of this lease are no less favorable to us than those reasonably available from unrelated third parties for comparable space.

      The second office building that we lease from BRC is approximately 35,000 gross square feet (33,260 net rentable square feet) and the lease commenced November 1, 2003. The lease has a term of fifteen years and a triple net rental rate per square foot of $12.58 for the first five years, $13.18 for the second five years and $13.83 for the last five years. The lease also provides for two options for the Company to renew for periods of five years each at then-current market rates. During 2002, we purchased land and contracted to build this second corporate office building. On October 31, 2003, we sold the corporate office building to BRC for $4.5 million and leased it back. The sales price approximated our cost of the land and building. The terms of the sale and leaseback were negotiated based on bids from multiple third parties, reviewed by an MAI appraiser and approved by the Affiliated Transactions Review Committee. We paid $419,000 to BRC under this lease during 2004. We believe that the terms of this lease are no less favorable to us than those reasonably available from unrelated third parties for comparable space.

      Occasionally, our employees provide limited administrative services to BRC, for which we receive fees. We received aggregate fees of $9,000 from BRC for such administrative services in 2004.

      Since 1998, we have purchased merchandise from The Johnson Family's Diamond Cellar for employee service awards (to recognize years of service with the Company) and sales achievement awards. R. Andrew Johnson, a member of the Company's Board of Directors since May 2004, is the Chief Executive Officer and a shareholder of The Johnson Family's Diamond Cellar. In 2004, the Company purchased merchandise from The Johnson Family's Diamond Cellar totaling approximately $152,291. This transaction was approved by our Audit Committee. For 2005, the Audit Committee has approved the Company's purchase of a maximum of $200,000 of merchandise from The Johnson Family's Diamond Cellar. Any purchases exceeding this amount in 2005 will require additional prior approval from the Audit Committee. We believe that the terms of our transactions with The Johnson Family's Diamond Cellar are no less favorable to us than those reasonably available from unrelated third parties for comparable merchandise.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of the reports are required by Commission regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the year ended December 31, 2004, except that Mr. Thomas was inadvertently late in reporting the acquisition of 493 "phantom" common shares through our Executive Deferred Compensation Plan. This transaction was reported on a Form 4 filed with the Commission on January 5, 2005.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Number and Term of Directors

      Section 2.02 of our Regulations provides for our directors to be divided into two classes, designated Class I directors and Class II directors. The directors are empowered to fix or change the number of directors, subject to the limitations that the number of directors may not be increased to more than ten
(10) nor reduced to less than three (3). In March 2004, the Board of Directors increased the authorized number of directors from nine (9) to ten (10) in order to allow for the addition of an independent director to the Board, and designated the newly created vacancy as a Class I director. As a result of Mr. Donnell's resignation from the Board in October 2004, there are currently nine
(9) directors serving on our Board, and only four (4) Class I directors. Proxies can not, however, be voted for more than four (4) nominees. The vacancy is intended to provide the Board with flexibility in determining the Board's composition in the future.

Nominees For Election at the Annual Meeting

Class I Directors

      At the recommendation of our Governance Committee, the Board of Directors proposes the election of the four (4) nominees listed in the table below as Class I directors, each to serve until the 2007 annual meeting of shareholders. The table sets forth for each nominee: his name, age, principal occupation, occupation held during the past five years, other companies of which he is a director, and the year in which he first became a director of the Company.

                                CLASS I DIRECTORS
                      (NOMINEES FOR TERMS EXPIRING IN 2007)

                                                                                                 Director
                                                                                                 --------
Name                 Age     Principal Occupation/Past Experience                                 Since
----                 ---     ------------------------------------                                 -----
David P. Blom        51      Mr. Blom has served as the Chief Executive Officer of                 2004
                             OhioHealth, a not-for-profit, charitable health system based in Columbus, Ohio, since March 2002, and as its President
                             since 1999. Prior to that time, Mr. Blom served OhioHealth as
                             Executive Vice President and Chief Operating Officer from 1998 to 1999. Currently, Mr. Blom serves on the board of the Ohio
                             Hospital Association.

Douglas G. Borror    49      Mr. Borror has served as Chief Executive Officer of the               1984
                             Company since September 1992, as Chairman of the Board of
                             Directors since July 1999 and as President of the Company
                             since November 2004. Currently, Mr. Borror also serves on the board of directors of Bancinsurance Corporation and Columbia
                             Gas of Ohio, Inc., and is a member of the Board of Trustees of
                             The Ohio State University.

Zuheir Sofia         60      Mr. Sofia is the Chairman of Sofia & Company, Inc., a private         2003
                             investment firm, and is Managing Director of Cleary Gull Inc.
                             and MBO Cleary Advisors Inc., registered investment advisors.
                             From 1986 to 1998, Mr. Sofia served as President, Chief
                             Operating Officer, Treasurer and Director of Huntington
                             Bancshares, Incorporated. Currently, Mr. Sofia serves on the board of directors of Lancaster Colony Corporation.

C. Ronald Tilley     69      Mr. Tilley served as Chief Executive Officer and Chairman of          1996
                             the Board of Directors of Columbia Gas Distribution Companies,
                             an Ohio-based natural gas company, from 1991 until his
                             retirement in March 1996.

Class II Directors

      The following table sets forth for each Class II director who will continue to serve as a director until the 2006 annual meeting of shareholders: his name, age, principal occupation, occupation held during the past five years, other companies of which he is a director, and the year in which he first became a director of the Company.

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 2006)

                                                                                                 Director
                                                                                                 --------
Name                 Age     Principal Occupation/Past Experience                                 Since
----                 ---     ------------------------------------                                 -----
Donald A. Borror     75      Mr. Borror has served as Chairman Emeritus of the Company             1978
                             since July 1999. Prior to that time, Mr. Borror served as
                             Chairman of the Board of Directors from 1978 through July
                             1999, and as President of the Company from 1977 to March 1987.

David S. Borror      46      Mr. Borror has served as Corporate Executive Vice President of        1985
                             the Company since October 2003. From 1988 through September
                             2003, Mr. Borror served as Executive Vice President of the
                             Company. Since December 2000, Mr. Borror has also served as
                             President of BRC.

R. Andrew Johnson    51      Mr. Johnson has served as Chief Executive Officer of The              2004
                             Johnson Family's Diamond Cellar, a Columbus, Ohio based retail jewelry store and one of the largest independently owned
                             jewelry companies in the nation, since January 2000.
                             Currently, Mr. Johnson serves on the Board of Directors of
                             Children's Hospital and as Chairman of the Columbus Chapter of
                             the Young Presidents' Organization.

Gerald E. Mayo       72      Mr. Mayo served as the Chairman and a Director of the Midland         1994
                             Life Insurance Company, and as Chairman and a Director of
                             Midland Financial Services, Inc. from 1992 until his
                             retirement in October 1997. Currently, Mr. Mayo also serves on the board of directors of Depositor Assistance Corp. and
                             Columbia Energy, Inc.

Carl A. Nelson, Jr.  59      Mr. Nelson has been an independent business consultant and            2003
                             lecturer at The Ohio State University since March 2002, when he retired as a partner from Arthur Andersen after 31 years of service. Mr. Nelson served as Managing Partner of the Arthur
                             Andersen Columbus, Ohio office from 1994 until his retirement, and was the leader of the firm's consulting services for the products industry in the United States. Currently, Mr. Nelson also serves on the board of directors of Worthington
                             Industries, Inc., Market Sphere Consulting, Shearer's Foods,
                             Inc., Star Leasing, and Stonehenge Partners, Inc. Mr. Nelson
                             also currently serves as chairman of the audit committee of
                             Worthington Industries, Inc.

Election Procedures

      The Company has not received from any shareholder any notice of a proposed nominee for election at the 2005 annual meeting. It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Blom, Douglas Borror, Sofia and Tilley as Class I directors. In the event that any nominee for director should become unavailable, the number of our directors may be decreased pursuant to the Regulations, or our Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for the substitute nominee.

      All the nominees for election at the 2005 annual meeting have indicated a willingness to stand for election and to serve if elected, and our Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected as a director.

Recommendation and Vote

      Our shareholders do not have cumulative voting rights in the election of directors. The four nominees receiving the greatest number of votes will be elected as directors.

Our Board of Directors recommends that you vote FOR the election of each of its nominees for director.

                    PROPOSALS AND NOMINATIONS BY SHAREHOLDERS
                             FOR 2006 ANNUAL MEETING

      In order to be eligible to submit a proposal to be included in next year's proxy statement and acted upon at the annual meeting of the shareholders of the Company to be held in 2006 (the "2006 Annual Meeting"), a shareholder must have continuously held at least $2,000 in market value, or 1% of our issued and outstanding common shares, for at least one year by the date on which the proposal is submitted. In addition, the shareholder must continue to hold the requisite number of our common shares through the date of the 2006 Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and a statement that the shareholder intends to continue to hold the requisite number of our common shares through the date of the 2006 Annual Meeting. If the proponent is not a shareholder of record, proof of beneficial ownership of the requisite number of our common shares also should be submitted. The proxy rules of the Securities and Exchange Commission govern the content and form of shareholder proposals. All proposals must be a proper subject for action at the 2006 Annual Meeting.

      Any eligible shareholder who intends to submit a proposal for the 2006 Annual Meeting for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 15, 2005. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by the rules of the Securities and Exchange Commission.

      In addition, if a shareholder intends to submit a proposal at the 2006 Annual Meeting without the inclusion of that proposal in the Company's proxy statement and form of proxy relating to that meeting and written notice of the proposal is not received by the Company on or before February 28, 2006, proxies solicited by the Board of Directors for the 2006 Annual

Meeting will confer discretionary authority to vote on such proposal at such meeting.

                             ADDITIONAL INFORMATION

      Upon the written request of any person solicited, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, excluding exhibits, which was filed with the Securities Exchange Commission on March 16, 2005. Such request should be addressed to Dominion Homes, Inc., Attn: Terry E. George, 5000 Tuttle Crossing Boulevard, Dublin, Ohio 43016-5555. The written request must include a statement that, as of the close of business on March 21, 2005, the person was the beneficial owner of our common shares.

                                  OTHER MATTERS

      As of the date of this proxy statement, our management knows of no other business that will come before the annual meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to these matters in accordance with their best judgment. Our 2004 Annual Report to Shareholders, including financial statements, was furnished to our shareholders prior to or concurrently with the mailing of this proxy material.

                                        By Order of the Board of Directors,

                                        Robert A. Meyer, Jr.
                                        Secretary